Exhibit 1.4

Investor Relations	Media Relations

Craig Celek CDC Corporation 212.661.2160 craig.celek@cdccorporation.net	Jen Buchhalter Articulate Communications Inc. 617.451.7788, ext. 16 jbuchhalter@articulatepr.com

CDC Software to Provide Enterprise Applications via

Software as a Service (SaaS) Throughout China

CDC Will Leverage its Established Nationwide Infrastructure to Provide Enterprise Applications as
Online Subscription Services for Customers Across the Country

[Atlanta, April 24, 2006] CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and provider of enterprise software applications, today announced that it will begin delivering enterprise software applications as hosted services using the Software as a Service (SaaS) delivery model in China, in July of 2006. These applications, offered on a subscription basis with very low up-front costs, will be sold throughout China through both direct and indirect sales channels.

The company already has a broad infrastructure established throughout the country by its The China.com division. CDC Software will leverage this proven infrastructure to deliver its enterprise applications as online services. This network, that required over 5 years to build, is established nationwide in 30 provinces and 4 municipalities and includes servers in all key cities. The network currently supports the company’s widely-used online games, thriving portal business, and hosting services for over 1,700 enterprises in China. Including a 24x7 support call-center, the CDC network has established a track record of 99.9% up-time and provides all the security features required by corporate customers.

“Demand is on the rise for enterprise software applications in China and we believe that the SaaS subscription-based delivery model will be preferred by many Chinese companies,” said Richard Thomas, senior vice president, Asia/Pacific Region for CDC Software. “The low up-front costs, greatly streamlined implementations and reduced maintenance overhead, will be particularly appealing in the Chinese markets. Our unique ability to leverage our existing nationwide infrastructure to deliver enterprise applications as subscription services, combined with the rapidly growing demand for these applications in China, will create a perfect-storm effect that will drive significant adoption rates for CDC Software.”

CDC Software currently provides enterprise applications around the globe as hosted services. The company’s Pivotal MarketFirst™ solution for marketing automation is provided as a hosted application for many of its customers in North America, including Sharp USA and Applied Biosystems. Additionally, the company’s ION Global expresso solution for direct email marketing is hosted for a wide variety of customers throughout Asia. CDC Software also hosts its OnePlan supply chain management (SCM) planning and scheduling applications used by food and consumer products companies such as Ghirardelli Chocolate, Carvel Ice Cream, Wise Snacks and See’s Candies.

The July launch in China will begin with CDC Software’s human resources (HR/Payroll) applications delivered as hosted services. These will be followed by the company’s customer relationship management (CRM) applications for sales force automation, and supply chain management (SCM) applications for forecasting, planning and factory scheduling. CDC Software will also continue to license, enhance and support its full suite of applications for customers that prefer to run the applications on-premise.

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About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 4,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA). For more information, please visit www.cdcsoftware.com.

About China.com Inc.
China.com Inc. (stock code: 8006; website: www.inc.china.com), a leading Mobile Value Added Services (MVAS), Internet services and online game company operating principally in China, and a 77%-owned subsidiary of CDC Corporation (former chinadotcom corporation) (NASDAQ: CHINA; website: www.cdccorporation.net), was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc.
For more information about CDC Corporation, please visit the website: http://www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the demand and market acceptance of SaaS products in China, the reliability and security of the China.com Inc network, the implementation and maintenance costs of SaaS products, and the ability to cross sell SaaS products to existing China.com enterprise client base. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the continued reliability and security of the China.com Inc network; (d) the ability to address technological changes and developments including the development and enhancement of products; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (h) the possibility of development or deployment difficulties or delays; (i) the dependence on customer satisfaction with the company’s software products and services; (j) continued commitment to the deployment of the enterprise software solutions; (k) risks involved in developing software solutions and integrating them with third-party software and services; (l) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (m) demand for and market acceptance of new and existing enterprise software and services such as SaaS and the positioning of the company’s solutions; (n) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions.. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2004 on Form 20-F/A filed on October 11, 2005. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward-looking statements whether as a result of new information, future events or otherwise.